Exhibit 99.1

DURECT Reports Positive Phase IIb Data from TRANSDUR™-Sufentanil Clinical Program

CUPERTINO, CA, March 16, 2009/ PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today positive results from a 74 patient Phase IIb clinical trial conducted by Endo Pharmaceuticals of TRANSDUR™-Sufentanil, a proprietary seven day patch under development for the treatment of chronic pain. The development program for this drug candidate was reviewed with the U.S. Food and Drug Administration (FDA) during a successful end-of-Phase II meeting with the FDA on February 19, 2009. As a result of that meeting, we believe we understand the anticipated regulatory pathway for the Phase III program and approval, which we expect will follow a 505(b)2 pathway as discussed with FDA.

“In this trial, all of the primary and secondary objectives were met by showing patients could be successfully converted from oral opioids such as OxyContin® and from fentanyl patches such as Duragesic® to TRANSDUR-Sufentanil, while also showing a reduction in pain scores on our therapy,” stated James E. Brown, President and CEO of DURECT Corporation. “We believe that our small, patient-friendly seven day sufentanil patch would compete effectively in the chronic pain market including both patches and oral opioids.”

In addition to the recent Phase IIb study, there have been 9 additional clinical studies performed to date with TRANSDUR-Sufentanil that have involved over 300 patient exposures. These studies include evaluating wearing, pharmacokinetics, specialty populations, repeat applications, skin abrasions, drug interactions and dose conversions. In addition, a non-clinical package comprising multiple animal safety studies has been developed, including carcinogenicity studies, long-term toxicology and multiple biocompatibility studies.

Phase IIb Trial

Objectives

•

Primary objective: explore the minimally acceptable dose titration interval for transitioning opioid experienced patients to TRANSDUR-Sufentanil to achieve an acceptable analgesic and side effect profile.

•	Secondary objectives:

•	Evaluate the relative potency relationship for converting patients from current opioid therapy to TRANSDUR-Sufentanil;

•	Evaluate the efficacy of TRANSDUR-Sufentanil administration; and

•	Evaluate the safety and tolerability (including local effects) of continuous TRANSDUR-Sufentanil administration at a dose delivering adequate pain control.

Design

The TRANSDUR-Sufentanil Phase IIb clinical trial was an open label, two-stage study to explore the titration (conversion) schedule for transitioning opioid-experienced patients with non-malignant moderate to severe chronic pain from current oral (e.g., OxyContin) and transdermal opioid (e.g., Duragesic) therapies to TRANSDUR-Sufentanil. After screening and recording of baseline (before TRANSDUR-Sufentanil therapy) measurements with respect to average pain intensity and other matters, patients were randomized into multiple titration regimens. After achieving an endpoint of adequate, stable pain control and an acceptable safety profile on TRANSDUR-Sufentanil, patients entered a 28-day continuous treatment maintenance period, followed by a 7-day follow-up period to ensure that an adequate pain control regimen was re-established. In this study conducted at 11 sites in the U.S., a total of 74 patients entered screening, of which 36 entered the maintenance period.

Results

Dose Titration Interval

In this study, approximately half (36 out of 74) of the screened patients successfully entered the maintenance period, which is consistent with expectations for the study and with other chronic pain studies of a similar nature. After exploring multiple dose titration regimens, two acceptable dose titration intervals have achieved the desired analgesic effect and side-effect profile, and therefore are expected to be utilized in Phase III.

Relative Potency

As a result of converting screened patients to stable pain control and into the maintenance period (see above), the conversion ratios from oral morphine equivalents at baseline to TRANSDUR-Sufentanil dosage strengths were established and are expected to be utilized in the Phase III program.

Efficacy

Although not the main goal of the study, the mean pain score during the maintenance period of 3.88 (on a numerical ratings scale for pain intensity of 0-10, with 0 being no pain) represented a reduction of approximately 19% from the mean baseline pain score of 4.78. These pain scores represent the mean for the patients that had a maintenance pain value and a baseline pain value (n=36) and computations were based on the intention-to-treat patients set. Only 1 patient out of 36 (approximately 2.8%) dropped out of the study during the maintenance period for lack of efficacy.

Safety and Tolerability

The safety summary is consistent with commonly expected adverse events using transdermal therapy systems with opioids. Only 1 out of 74 patients (approximately 1.4%) dropped out of the study due to application site reaction (local pruritis) and that one instance occurred during the first visit. No patients dropped out of the study due to application site adverse events during the maintenance period. No patients’ adverse events were rated as severe.

About TRANSDUR-Sufentanil

TRANSDUR-Sufentanil is intended to provide continuous delivery of sufentanil for up to seven days from a single application, as compared to the two to three days of relief provided by currently available opioid patches. We anticipate that the small size of our sufentanil patch (potentially as small as 1/5th the size of currently marketed transdermal fentanyl patches for a therapeutically equivalent dose) and longer duration of action may offer meaningful patient benefits for chronic pain sufferers. We believe that the product profile of TRANSDUR-Sufentanil may allow such patches to compete effectively in the chronic pain market including both patches and oral opioids.

Effective August 26, 2009, we will receive back from Endo Pharmaceuticals the right to develop and commercialize TRANSDUR-Sufentanil in the U.S. and Canada. Endo has committed to assist us in an orderly and rapid transition of this program back to us. With the worldwide rights to this program restored to us, we believe we have an attractive asset to partner or to progress ourselves.

About DURECT Corporation

DURECT is an emerging specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR™, and TRANSDUR™-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies may enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

NOTE: POSIDUR™, SABER™, ORADUR®, TRANSDUR™, and ELADUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the US Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding TRANSDUR-Sufentanil, its potential attributes and product benefits, its potential as an alternative to opioid products, anticipated Phase III program (including the dose titration regimens and dose conversion ratios expected to be utilized in the Phase III program) and regulatory pathway for approval, our intentions to enter into collaborations or further develop the program are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the uncertainty and costs associated with the development and commercialization of certain opioid drug products such as TRANSDUR-Sufentanil due to increased scrutiny and possible new regulations relating to risk evaluation and mitigation of these drugs, our difficulty or failure to obtain approvals from regulatory agencies with respect to TRANSDUR-Sufentanil, design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of TRANSDUR-Sufentanil, consummate collaborative agreements relating to TRANSDUR-Sufentanil, manufacture and commercialize and obtain marketplace acceptance of TRANSDUR-Sufentanil, avoid infringing patents held by other parties and secure and defend patents of our own, and manage and obtain capital to fund our growth, operations and expenses. Further information regarding these and other risks is included in DURECT’s Form 10-K dated March 10, 2009 under the heading “Risk Factors.”

SOURCE: DURECT Corporation

CONTACT: Matthew J. Hogan, Chief Financial Officer, DURECT Corporation, 408-777-4936